FOR IMMEDIATE RELEASE

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FOR INVESTORS	FOR MEDIA

Brian Prenoveau, CFA Integrated Corporate Relations (203) 682-8200	Matt Zachowski Intermarket Communications (212) 888-6115 x228

NYFIX REPORTS UNAUDITED DIVISIONAL REVENUES FOR THE THREE MONTHS
ENDED MARCH 31, 2007

OVERALL REVENUES UP 17% OVER Q106

New York, NY June 13, 2007: NYFIX, Inc. (Pink Sheets: NYFX). NYFIX, a leader in technology solutions for the financial marketplace, announced today its divisional revenues for the three months ended March 31, 2007.

NYFIX cautions that the financial information noted below is preliminary and such amounts may differ from those included in quarterly and annual SEC filings. NYFIX will provide full results in accordance with GAAP upon the filing of its Form 10-Q for the period ended March 31, 2007. The Company expects to report losses for the first quarter of 2007 when it ultimately reports, reflecting the incurrence of restatement, SEC investigation and related expenses as well as certain transitional rebuilding expenses following the $75 million investment by Warburg Pincus.

Unaudited Revenues for the Three Months Ended March 31, 2007

Revenues for the three months ended March 31, 2007 were $27.7 million, an increase of 17% over the $23.7 million of revenues for the same period in 2006 and a 5% increase over the $26.4 million of revenues for the three months ended December 31, 2006. Revenues from the Company’s three operating divisions were as follows:

	Three Months Ended March 31,
(in millions)	2007	2006

FIX	$13.9	$11.2
OMS	$3.6	$5.2
Transaction Services	$10.2	$7.3

Total Revenues (unaudited)	$27.7	$23.7

For the three months ended March 31, 2007, NYFIX incurred costs of $3.8 million related to the SEC investigation, the financial restatements and related litigation and other regulatory inquiries. Due to the completion of the restatement and the filing of the Company’s 2005 Form 10-K in March 2007, these costs are expected to decline going forward. Costs associated with related litigation and regulatory inquiries will continue.

Howard Edelstein, CEO, commented, “As we’ve said before, 2007 will be a year of transition for NYFIX as we make investments in both people and technology in order to scale our businesses for future growth. Another key priority is bringing our regulatory filings up-to-date and we look forward to becoming current with the SEC in the coming weeks.”

Millennium Matched Volume

The average daily matched volume in the NYFIX Millennium alternative trading system (included in the Transaction Services Division) was 41.3 million shares for the first quarter of 2007, an increase of 120% over the average daily matched volume of 18.8 million shares during the first quarter of 2006 and an increase of 39% over the average daily matched volume of 29.8 million shares during the fourth quarter of 2006. Included in the volume figures noted above are conditional orders that are executed against pass-through orders and other conditional orders, and third-market trades crossed by clients and reported by NYFIX to Nasdaq.

About NYFIX, Inc.

A pioneer in electronic trading solutions, NYFIX continues to transform trading through innovation. The NYFIX MarketplaceTM is a global community of trading counterparties utilizing innovative services that optimize the business of trading. NYFIX Millennium® provides the NYFIX MarketplaceTM with new methods of accessing liquidity. NYFIX also provides value-added informational and analytical services and powerful tools for measuring execution quality. A trusted business partner to the buy-side and sell-side alike, NYFIX enables ultra low touch, low impact market access and end-to-end transaction processing. For more information, please visit www.nyfix.com.

This press release and any related discussions may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by the safe harbors created thereby. This press release and any related discussions may include forward-looking statements about future Securities and Exchange Commission (“SEC”) filings, future restatements and related charges, future activities of new employees and the impact thereof on the Company, the impact of the Company’s ability to meet periodic filing deadlines, initiatives that may impact future business activities, and future disclosure practices. We have no duty to update these statements. Actual future events, circumstances, performance and trends could materially differ from those set forth in these statements due to various factors, including but not limited to: general economic conditions; the impact of the Company recording a significant impairment charge relating to its goodwill because the Company is not profitable; the effects of current, pending and future legislation; regulation and regulatory actions; the ability of the Company to achieve and maintain effective internal control over financial reporting in accordance with SEC rules promulgated under Section 404 of the Sarbanes-Oxley Act; the impact of accounting for stock-based compensation and ongoing regulatory investigations, including the possibility of new and significant information subsequently arising which could lead to different determinations and require different accounting treatment; actions and initiatives by both current and future competitors; the risks related to the ability of the Company to market and develop its products and services; the Company’s success in obtaining, retaining and selling additional products and services to clients; the pricing of products and services; stock market activity; the ability of NYFIX Clearing Corporation to clear trades due to maximum limits imposed by Depository Trust & Clearing Corporation and the need for intra-day funding commitments from third parties; the ability of the Company’s Transaction Services Division to maintain third-party assistance to access exchanges and other important trading venues; the ability of the Company to comply with the SEC’s net capital rule; the impact of the Company’s customers defaulting on their trading obligations; a decline in trading by the Company’s sell-side and buy-side clients; changes in technology; the availability of skilled technical associates; the ability of the Company to obtain necessary network equipment, technical support or other telecommunications services or being forced to pay higher prices for such equipment, support or services; and the impact of new acquisitions and divestitures; and other risks and uncertainties including those detailed in our SEC filings; as well as future decisions by us. There can be no assurance that the forward-looking statements will prove to be accurate and the inclusion of such information should not be regarded as a representation by the Company or any other person that the objectives and plans of the Company will be achieved. All trademarks, trade names, logos, and service marks referenced herein belong to NYFIX, Inc.